SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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PVH CORP.
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On May 30, 2014, PVH Corp. filed a Current Report on Form 8-K including the following disclosure:

On May 30, 2014, PVH B.V. (“PVH Europe”), a subsidiary of PVH Corp. (the “Company” or “PVH”), entered into a Second Amendment to the Amended and Restated Employment Agreement with Fred Gehring, the Chief Executive Officer of Tommy Hilfiger and of PVH International Operations (the “Amendment”).  Mr. Gehring and PVH Europe had entered into an Amended and Restated Employment Agreement on July 23, 2013 (as amended on December 23, 2013, the “Employment Agreement”), which provides, in part, for Mr. Gehring to transition his duties to a successor, at which time he is to become Chairman, Tommy Hilfiger and Vice Chairman, PVH Corp. (or such other title(s) as may be agreed upon) and his working hours would be reduced to 50% of his working hours (plus or minus 10%) immediately prior to the effective date of the Employment Agreement (July 1, 2013), or approximately two to three days per business week.  The Company previously disclosed that Mr. Gehring’s successor is Daniel Grieder, Chief Executive Officer, PVH Europe, and that the transition would take place during the second half of 2014.

The Amendment provides that the effective date of the above-described transition will be July 1, 2014.  The Amendment further provides for Mr. Gehring to remain in full time employment through October 31, 2014 (i.e., after the transition date), at which time he will transition to the part-time hours discussed above.  The changes made to the Employment Agreement by the Amendment expressly do not give Mr. Gehring the right to terminate his employment for “good reason” (as defined below).

The following is a summary of the material terms and conditions of the Employment Agreement, as amended by the Amendment (together, the “Gehring Agreement”).

The Gehring Agreement provides that Mr. Gehring will serve as the chief executive officer of PVH Europe, holding the titles of Chief Executive Officer of Tommy Hilfiger and of PVH International Operations.  As Chief Executive Officer of Tommy Hilfiger, the managers of the European and Asian businesses operated by the Company’s Tommy Hilfiger International division report to him or to persons reporting to him.  As Chief Executive Officer of PVH International Operations, Mr. Gehring oversees (x) the European operations of PVH’s Calvin Klein business (excluding those Calvin Klein business activities directly overseen by PVH’s Calvin Klein, Inc. subsidiary) and (y) PVH’s other direct operations in Europe (excluding business activities directly overseen by PVH).  Mr. Gehring is also expected to perform an advisory role on the future plans to gradually integrate PVH’s Tommy Hilfiger and Calvin Klein business operations in Asia and South America, train a successor for his role overseeing certain Tommy Hilfiger and Calvin Klein operations and transition his responsibilities to such person on July 1, 2014.  On July 1, 2014, Mr. Gehring will transition to the role of “Chairman, Tommy Hilfiger” and “Vice Chairman, PVH Corp.” (or such other title(s) as may be mutually agreed upon) and will no longer hold the titles of Chief Executive Officer of Tommy Hilfiger and of PVH International Operations.  From and after November 1, 2014, Mr. Gehring’s working hours will be reduced to 50% of his working hours prior to the effective date of the Gehring Agreement (although his working hours may be adjusted by plus or minus 10%) or approximately two to three days per business week.  In his new role, Mr. Gehring will be involved in establishing the overall strategy of Tommy Hilfiger but will no longer be responsible for day-to-day operations of Tommy Hilfiger.  He will also serve as an advisor to his successor and to PVH’s CEO on matters related to PVH and such other responsibilities as may be mutually agreed to by PVH’s CEO and Mr. Gehring.

Mr. Gehring’s current base salary is €950,000 (approximately $1,291,592 based on the exchange rate in effect on May 28, 2014) per annum and is subject to annual review and upward adjustment. From and after November 1, 2014, his base salary and bonus opportunity will be reduced by 50%, commensurate with the reduction of his working hours.  Mr. Gehring is also eligible to participate in the Company’s bonus and stock plans and other incentive compensation programs for executives. However, Mr. Gehring received an equity award in the Company’s 2013 fiscal year that was intended to cover the Company’s 2013, 2014 and 2015 fiscal years and the Gehring Agreement provides that Mr. Gehring will receive no equity awards in the 2014 and 2015 fiscal years.

In addition, Mr. Gehring is eligible to participate in all employee benefits and insurance plans sponsored or maintained by the Company for executives, subject to differences in the employee benefits and insurance plans provided to him and the Company’s other executives by virtue of Mr. Gehring’s residence and principal workplace being in Amsterdam, the Netherlands and to the continuation of his participation in plans that were in effect for him and the employees of Tommy Hilfiger B.V. (PVH Europe’s prior name) prior to the Company’s acquisition of Tommy Hilfiger B.V. (and certain related companies) in 2010.  In particular, Mr. Gehring will continue to participate in the collective pension scheme of PVH Europe and the Company will continue to provide at its cost accident insurance, directors’ and officer’s liability insurance, and disability insurance covering Mr. Gehring, as described in the Gehring Agreement. Mr. Gehring is also entitled to reimbursement of reasonable business expenses and to 25 vacation days each calendar year prior to November 1, 2014 and 10 vacation days each calendar year from and after such date.

The Gehring Agreement also sets forth Mr. Gehring’s rights to severance upon termination of employment and restrictive covenants in the Company’s favor to which he has agreed. Generally, Mr. Gehring is entitled to severance only if his employment is terminated by PVH Europe without “cause” or if he terminates his employment for “good reason.” “Cause” is generally defined as (1) gross negligence or willful misconduct in Mr. Gehring’s performance of the material responsibilities of his position, which results in material economic harm to the Company or its affiliates or in reputational harm causing demonstrable injury to the Company or its affiliates; (2) Mr. Gehring’s willful and continued failure to perform substantially his duties (other than any such failure resulting from incapacity due to physical or mental illness); (3) Mr. Gehring’s conviction of, or plea of guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law or the equivalent of a felony under applicable foreign law (other than a traffic violation); (4) Mr. Gehring’s having willfully divulged, furnished or made accessible any confidential information (as defined in the Gehring Agreement); or (5) any act or failure to act by Mr. Gehring, which, under the provisions of applicable law, disqualifies him from acting in the capacity in which he is then acting for the Company. “Good reason” is generally defined as (i) the assignment to Mr. Gehring of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action by the Company that substantially diminishes (A) the aggregate value of Mr. Gehring’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; (iv) requiring that Mr. Gehring’s services be rendered primarily at a location or locations more than 35 miles from the location at which he renders services on the effective date of the Gehring Agreement; or (v) the Company’s failure to require any successor to assume expressly and agree to perform the Gehring Agreement. Mr. Gehring’s transition to the role of Chairman, Tommy Hilfiger and Vice Chairman, PVH Corp., and his transition from a full-time role to a part-time role with PVH Europe, will not be regarded as constituting good reason.

Either party may terminate the Gehring Agreement, subject to a notice period of 90 days for Mr. Gehring and 180 days for PVH Europe.  The Gehring Agreement automatically terminates upon the end of the month in which Mr. Gehring turns the statutory pension age under Dutch law. In the event of a termination of employment without cause or for good reason, Mr. Gehring is entitled to one and a half times the sum of his base salary plus an amount equal to the bonus that would be payable if target level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination).  This amount will be paid in a lump sum.  The Gehring Agreement also provides that during the 18-month period following Mr. Gehring’s termination of employment without cause or for good reason, medical, dental, life and disability insurance coverages are continued for Mr. Gehring (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages).  Mr. Gehring is required to pay the active employee rate, if any, for such coverage.  In the event of Mr. Gehring’s disability, which under the Gehring Agreement means his disability for a 104-week period, Mr. Gehring is entitled to receive 70% of his base salary for the 104-week period, and PVH Europe would be entitled to terminate his employment due to his disability if and when permitted by applicable law.  In the event of Mr. Gehring’s death, the Company must make a payment equal to three months’ base salary to his estate.

The Gehring Agreement also includes certain restrictive covenants in favor of the Company.  The covenants include prohibitions during and following employment against his use of confidential information and soliciting Company employees for employment by himself or anyone else and, other than following a termination without cause or for good reason, competing against the Company by accepting employment or being otherwise affiliated with a competitor listed on an exhibit to the agreement.